SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                                   DYAX CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26746E103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 14 Pages

CUSIP No. 26746E103                  13G                      Page 2 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,651,376
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,651,376
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,651,376
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.77%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 26746E103                  13G                      Page 3 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,651,376
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,651,376
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,651,376
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.77%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 26746E103                  13G                      Page 4 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,651,376
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,651,376
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,651,376
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.77%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 26746E103                  13G                      Page 5 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harold R. Werner
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,651,376
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,651,376
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,651,376
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.77%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 26746E103                  13G                      Page 6 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William Crouse
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,651,376
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,651,376
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,651,376
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.77%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 26746E103                  13G                      Page 7 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John W. Littlechild
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       15,000
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,651,376
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             15,000
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,651,376
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,666,376
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.85%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 26746E103                  13G                      Page 8 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Christopher Mirabelli
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,651,376
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,651,376
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,651,376
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.77%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 26746E103                  13G                      Page 9 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Augustine Lawlor
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,651,376
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,651,376
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,651,376
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.77%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

      (a)   Name of Issuer:

            Dyax Corp.

      (b)   Address of Issuer's Principal Executive Offices:

            One Kendall Square
            Cambridge, Massachusetts 02339

Item 2.

      (a)   Name of Person Filing:

            HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

      (b)   Address of Principal Business Office or, if none, Residence:

            The business address for HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild, Mirabelli and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

      (c)   Citizenship:

            HCV V and HCP V are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor are each United States citizens.

----------

            (1) Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor are general partners of HCP V, the general partner of HCV V, the record holder of Issuer's securities.

      (d)   Title of Class of Securities:

            Common Stock, par value $.01 (the "Shares").

      (e)   CUSIP Number:

            26746E103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Inapplicable.

Item 4.     Ownership.

      (a)   Amount Beneficially Owned:

            As of December 31, 2000: HCV V and HCP V, and Dr. Cavanaugh and Messrs. Werner, Crouse, Mirabelli and Lawlor beneficially owned 1,651,376 Shares. Mr. Littlechild beneficially owned 1,666,376 Shares consisting of 1,651,376 Shares of the Issuer's Common Stock and immediately exercisable options to purchase 15,000 Shares of the Issuer's Common Stock (2)

      (b)   Percent of Class:

            As of December 31, 2000: the 1,651,376 Shares beneficially owned by HCV V and HCP V, and by Dr. Cavanaugh and Messrs. Werner, Crouse, Mirabelli and Lawlor constitute 8.77% of the Shares outstanding; and the 1,666,376 Shares beneficially owned by Mr. Littlechild constitute 8.85% of the Shares outstanding.

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  Mr. Littlechild has the sole power to vote or to direct the vote the 15,000 Shares owned directly by him.

            (ii)  shared power to vote or to direct the vote:

                  HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

----------

            (2) Does not include options to purchase 5,000 shares of the Issuer's Common Stock which was granted to Mr. Littlechild as a director of the Issuer and are not immediately exercisable.

            (iii) sole power to dispose or to direct the disposition of:

                  Messr. Littlechild has the sole power to dispose or to direct the disposition of the 15,000 Shares owned directly by him.

            (iv)  shared power to dispose of or to direct the disposition of:

                        HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse, Mirabelli and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

Item 5.     Ownership of Five Percent or less of a Class:

            Inapplicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group:

            Inapplicable.

Item 9.     Notice of Dissolution of Group:

            Inapplicable.

Item 10.    Certification:

            By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose.

                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 2, 2001            HealthCare Ventures V, L.P.,
       Princeton, New Jersey       by its General Partner, HealthCare
                                   Partners V, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                           Administrative Partner


Dated: February 2, 2001            HealthCare Partners V, L.P.
       Princeton, New Jersey
                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                           Administrative Partner

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey           -----------------------------------------
                                           James H. Cavanaugh, Ph.D.

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey           -----------------------------------------
                                           Harold R. Werner

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey           -----------------------------------------
                                           William Crouse

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts        -----------------------------------------
                                           John W. Littlechild

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts        -----------------------------------------
                                           Christopher Mirabelli

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts        -----------------------------------------
                                           Augustine Lawlor

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

            The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Dyax Corp. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 2, 2001            HealthCare Ventures V, L.P.,
       Princeton, New Jersey       by its General Partner, HealthCare
                                   Partners V, L.P.

                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                           Administrative Partner


Dated: February 2, 2001            HealthCare Partners V, L.P.
       Princeton, New Jersey
                                   By: /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                           Administrative Partner

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey           -----------------------------------------
                                           James H. Cavanaugh, Ph.D.

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey           -----------------------------------------
                                           Harold R. Werner

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey           -----------------------------------------
                                           William Crouse

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts        -----------------------------------------
                                           John W. Littlechild

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts        -----------------------------------------
                                           Christopher Mirabelli

Dated: February 2, 2001            By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts        -----------------------------------------
                                           Augustine Lawlor